Exhibit 10.2

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of February 18, 2014 is made by and between Del Monte Corporation, a Delaware corporation (“DMC”), Del Monte Foods, Inc. (formerly known as Del Monte Foods Consumer Products, Inc.), a Delaware corporation (“Buyer”), and, solely for purposes of Section 9.16, Del Monte Pacific Limited, a corporation established under the laws of the British Virgin Islands (“Parent”).

RECITALS

A. DMC is engaged in, among other businesses, the business of developing, manufacturing, marketing, distributing and selling food products for human consumption under the brands DEL MONTE, S&W, CONTADINA and COLLEGE INN and various others, (collectively, the “Business”).

B. Pursuant to the Purchase Agreement, dated as of October 9, 2013, by and between DMC, Buyer and Parent (as may be amended, modified or supplemented from time to time, the “Purchase Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement), Buyer has agreed to purchase (i) the Shares and (ii) certain of the assets of DMC Related to the Business, in each case, upon the terms and subject to the conditions set forth in the Purchase Agreement. In addition, Buyer has agreed to assume certain Liabilities of DMC upon the terms and subject to the conditions set forth in the Purchase Agreement.

C. After the Closing Date, Buyer and its Affiliates will own and operate the Business.

D. DMC has provided certain services to the Business in the past.

E. In order to support the continued and uninterrupted operation of the Business following the Closing Date, the Parties desire to enter into this Agreement, pursuant to which DMC will provide, for the time periods and consideration described below, certain of the services that have been provided by DMC to the Business prior to the Closing Date and Buyer will provide certain reciprocal services as set forth on Schedule A (the “Buyer Reciprocal Services”).

F. The parties hereby incorporate by reference into this Agreement the terms set forth in (i) section 2 of that certain letter agreement between the parties dated November 29, 2013 (provided that for purposes of such incorporation by reference, Annex B to such November 29 letter agreement shall be modified as set forth in the revision of such Annex B included in Schedule J to this Agreement), (ii) paragraph (g) of that certain letter agreement between the parties dated December 19, 2013, (iii) section 1 of that certain letter agreement between the parties dated January 23, 2014 (provided that for purposes of such incorporation by reference, Annex A to such January 23 letter agreement shall be modified as set forth in the revision of such Annex A included in Schedule J to this Agreement) and (iv) Addendum I dated January 24, 2014, each in the form annexed as Schedule J to this Agreement. In the event of any conflict between any of the terms of this Agreement, including without limitation any of such letter agreements, such

Addendum or any of the Schedules to this Agreement, the terms of the most recently dated document shall control (for which purpose the body of this Agreement and the Schedules to this Agreement (other than Schedule J) shall be deemed dated October 9, 2013

AGREEMENT

In consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Business” shall have the meaning set forth in the Recitals.

“Buyer Confidential Information” shall mean the confidential, proprietary or non-public information that Buyer designates as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential. Buyer Confidential Information includes, without limitation, product specifications, recipes, business and product plans, financial and accounting information, the terms and conditions of this Agreement and the Intellectual Property of the Business acquired under the Purchase Agreement. Notwithstanding the foregoing, Buyer Confidential Information does not include information which: (i) is or becomes public knowledge without any action by or involvement of, DMC or its Affiliates; (ii) is disclosed by DMC with the prior written approval of Buyer; (iii) is intentionally disclosed by Buyer to a third party without restriction on disclosure; (iv) is disclosed to DMC by a party other than Buyer having the right to disclose such information; or (v) is independently developed by DMC without reference to Buyer Confidential Information.

“Buyer Indemnitees” shall have the meaning set forth in Section 7.2.

“DMC Indemnitees” shall have the meaning set forth in Section 7.1.

“Disaster” shall mean any unplanned interruption in the provision of the Transition Services hereunder, reasonably projected at the time of occurrence, which remains uncorrected by noon (local time) on the third Business Day after the onset of such interruption.

“DMC Confidential Information” shall mean the confidential, non-public or proprietary information provided to Buyer on and after the Closing Date that DMC designates as being confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential. DMC Confidential Information includes, without limitation, business plans, financial and accounting information and the terms and conditions of this Agreement. Notwithstanding the foregoing, DMC Confidential Information does not include information which: (i) is or becomes public knowledge without any action by, or involvement of, Buyer or its Affiliates; (ii) is disclosed by Buyer with the prior written approval of DMC; (iii) is intentionally disclosed by DMC to a third party without restriction on disclosure; (iv) is disclosed to Buyer by a party other than DMC having the right to disclose such information; or (v) is independently developed by Buyer without reference to DMC Confidential Information.

“DMC Notice” shall have the meaning set forth in Section 5.3(b).

“Force Majeure Event” shall have the meaning set forth in Section 9.14.

“Net Proceeds” shall have the meaning set forth in Section 7.4(a).

“Non-Transferred Employee” shall mean any person who is a current employee of DMC or any of its Affiliates, who provides services for the Business and who does not become a Transferred Employee.

“Notice” shall have the meaning set forth in Section 5.3(a).

“Party” shall mean Buyer or DMC.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Service Levels” shall have the meaning set forth in Section 5.1(a).

“Transition Period” shall mean, for the Transition Services, a transition period of twelve (12) months from the Closing Date.

“Transition Services” shall have the meaning set forth in Section 2.1.

“Transition Services Representative” shall have the meaning set forth in Section 2.2.

Capitalized terms used in this Agreement but not defined in Section 1.1 or elsewhere in this Agreement shall have the meanings given to them in the Purchase Agreement.

ARTICLE II

TRANSITION SERVICES

2.1 Provision of Specified Transition Services.

(a) Beginning on the Closing Date, and subject to the terms and conditions of this Agreement, DMC shall provide, or shall cause to be provided to Buyer the services, functions and responsibilities described on Schedule B, attached hereto (each, a “Transition Service,” and collectively, the “Transition Services”).

(b) Buyer shall provide to DMC in exchange for the crediting set forth in Section 3.1 the Buyer Reciprocal Services in cases where facilities or personnel that provide services to the retained business of DMC have been transferred to the Buyer at Closing.

(c) Notwithstanding the foregoing, Buyer acknowledges that it shall be responsible for providing to itself, among other things, the following corporate services, to the extent not described on Schedule B: legal, tax, treasury, Securities Exchange Commission reporting, government relations, human resources and risk management services.

2.2 Cooperation. Each of DMC and Buyer agree to: (a) appoint and maintain a representative who shall use commercially reasonable efforts to fulfill the terms herein and achieve overall intent of this Agreement (each, a “Transition Services Representative”) and (b) coordinate the activities of their respective officers, employees and representatives with respect to the Transition Services to fulfill the terms herein and achieve the overall intent of this Agreement.

2.3 Personnel. The Transition Services shall be performed by (a) the Non-Transferred Employees or by third parties under contract with DMC (together with any other DMC employee assigned to perform the Transition Services, the “Transition Providers”), in each case, as reasonably determined by DMC and (b) by the employees listed on Schedule I (each, a “Buyer Transition Provider”). Buyer shall make available the services of all Buyer Transition Providers for the provision of the Transition Services and agrees not to terminate any Buyer Transition Provider during the Transition Period other than for cause. In the event that a Buyer Transition Provider is terminated for cause, resigns or is otherwise no longer employed by Buyer or capable of performing the Transition Services due to death or disability, Buyer shall identify a substitute Buyer Transition Provider who shall have the technical skills and education appropriate to perform the applicable Transition Services to provide the applicable Transition Services and DMC will cooperate with Buyer in connection therewith. The compensation and benefits with respect to any such substitute Buyer Transition Provider shall not exceed the compensation and benefits related to such terminated Buyer Transition Provider. DMC shall be responsible for all costs related to the provision of the Transition Services by the Transition Providers, including all direct and indirect compensation (including fringe benefits) for the Transition Providers, including without limitation, worker’s compensation insurance, employment taxes, wages, vacation pay, and other employer liabilities relating to the Transition Providers (collectively, the “Employee Costs”); provided, however, that Buyer shall be responsible for all amounts due in accordance with Section 3.1. Except to the extent provided in Section 3.1 with respect to the Buyer Transition Providers, Buyer shall be responsible for all Employee Costs related to the Transferred Employees.

2.4 Disaster Recovery. As soon as practicable after the occurrence of any unplanned interruption in the provision of the Transition Services under this Agreement, DMC shall (i) use its commercially reasonable efforts to promptly resume providing the interrupted Transition Services, (ii) use its commercially reasonable efforts to prevent similar interruptions of services in the future and (iii) determine whether a Disaster has occurred. Upon the occurrence of any Disaster, DMC shall notify Buyer’s Transition Services Representative, as soon as practicable, and DMC shall use commercially reasonable efforts to resume providing the interrupted Transition Services. To the extent a Disaster impacts only the Transition Services, DMC will react to that Disaster in a manner substantially similar to the manner in which it reacts to Disasters impacting DMC’s operations. The Parties shall cooperate in good faith to appropriately adjust the applicable fees payable under Article III in the event of an unplanned interruption in Transition Services to the extent Buyer suffers damages or incurs expenses in connection thereto; provided, however, the foregoing shall not permit Buyer to withhold payments due pursuant to Article III.

2.5 Changes to Transition Services.

(a) Subject to Section 2.6 hereof, DMC may, from time to time, modify or change the specifications of any Transition Services to be provided hereunder for operational and other reasons; provided that any such modifications or changes are also made with respect to DMC’s continuing operations.

(b) DMC may temporarily suspend the provision of Transition Services (or any part thereof) for reasons of modification as described in this Section 2.5 or for preventative or emergency maintenance. In connection with any suspension of Transition Services for preventative and emergency maintenance, to the extent reasonably practicable, DMC shall (A) promptly consult with the on-site Buyer’s Transition Services Representative, including with respect to the anticipated duration of such suspension; and (B) provide advance written notice to Buyer of any such suspension.

2.6 Modification of Services. Notwithstanding anything to the contrary herein, DMC shall not be obligated to provide any modification of or increase in usage of the nature or scope of any of the services to be provided hereunder that would result in an increase in the time or cost of performance in a manner inconsistent with the historical variances during the previous twelve (12) month period prior to the Closing Date or costs with respect to the provision of such services, unless the Parties otherwise agree in writing.

2.7 Information.

(a) The Buyer, on the one hand, and DMC, on the other hand, shall make available to each other any information reasonably required or reasonably requested by the other party regarding the performance of any Transition Service and shall be responsible for providing that information on a timely basis and for ensuring the accuracy and completeness of that information.

(b) DMC shall be entitled to rely upon the genuineness, validity or truthfulness of any documents, instrument or other writing presented by the Buyer in connection with this Agreement. Neither DMC nor any of its Affiliates shall be liable for any impairment of any Transition Service caused by its not receiving information that was requested reasonably in advance and with reasonable specificity, either timely or at all, or by its receiving inaccurate or incomplete information from the Buyer or its Affiliates that is required or reasonably requested regarding that Transition Service.

2.8 Reports. During the term of this Agreement, Buyer shall provide to DMC the reports described in Schedule C, and DMC shall provide to Buyer the reports described in Schedule D at the frequency indicated in such Schedules, as the same may be adjusted from time to time upon mutual agreement of the parties.

ARTICLE III

FEES AND PASS-THROUGH COSTS

3.1 Fees Charged for Services.

(a) DMC shall provide all of the Transition Services referred to in Section 2.1 to Buyer or its designee(s) in exchange for the fees set forth on Schedule E-1; provided, however, that the fees with respect to any such Transition Service that is being provided by a Buyer Transition Provider shall be reduced by an amount equal to 50% of the actual compensation and cost of benefits incurred by Buyer for any such Buyer Transition Provider.

(b) Upon expiration of the Transition Period, this Agreement will terminate unless extended for at least six (6) months by mutual agreement of the Parties with 60 days’ notice required prior to any applicable termination date.

(c) DMC shall deliver to Buyer an invoice, within fifteen (15) days after the final day of each fiscal month, including transition service fees set forth in Schedule E-1 and any out-of-pocket costs incurred on behalf of Buyer related to Schedule E-1. The amount payable by Buyer under such invoice shall be net 50% of the actual compensation and cost of benefits incurred by Buyer for any Buyer Transition Provider listed on Schedule I (including for the avoidance of doubt any Buyer Transition Provider substituted therefor pursuant to Section 2.3) providing Buyer Reciprocal Services as well of the net cost of Warehousing & Logistics services pursuant to that certain letter agreement between the parties dated January 23, 2014, and any out-of-pocket costs incurred on behalf of DMC, for such month as set forth in a monthly statement provided by Buyer to DMC within fifteen (15) days after the final day of each fiscal month. Buyer shall pay to DMC all amounts due and payable on such invoices within fifteen (15) days after the date of receipt of the applicable invoices. In the event Buyer disagrees with the amounts set forth on an invoice, the Buyer may seek remedies under Section 9.11 (including via subsection (c) thereof initially); provided however, the foregoing shall not permit Buyer to withhold payments due pursuant to this Section 3.1. Without limiting the foregoing, DMC may supplement any invoice rendered for less than the full amount to which it is entitled under Section 3.1(a), provided that such supplemental invoice is delivered within sixty (60) days after the delivery of the original invoice which is being supplemented. In the event that a Buyer Transition Provider ceases to perform the Transition Services as described in Section 2.3 and DMC provides additional support with respect to any Transition Services previously provided by such Buyer Transition Provider, DMC may submit a revised invoice reflecting the compensation and cost of benefits of any such Non-Transferred Employee providing such support.

(d) All payments to DMC or Buyer hereunder shall be made in United States dollars.

3.2 Late Payments. Any payments owing to either Party pursuant to this Agreement that are not paid when due (other than as a result of a delay directly caused by such Party or its Affiliates) shall bear interest at the rate of ten (10) percent per annum, but in no event to exceed the highest lawful rate of interest, calculated from the date such amount was due until the date payment is received by such Party. In addition, such Party shall be permitted to set off any payments owed by such Party to the other Party under this Agreement, the Purchase Agreement or any other Agreement entered into in connection therewith to the extent that any such payment is not paid when due.

3.3 Pass-Through Costs. The Parties agree that Buyer shall directly receive certain services set forth on Schedule F in connection with the operation of the Business after the Closing Date, together with such additional services as identified by the Parties as necessary or appropriate to be provided to the Business or as otherwise agreed by the Parties. Buyer agrees to reimburse DMC for its proportionate share of the actual, out of pocket costs incurred by DMC in providing such services as set forth on Schedule F (“Pass-Through Costs”) including costs associated with any Retained Dividable Contract (as defined in Schedule B) that is not exclusive to DMC or non-transferrable to a third party based upon relative usage of goods or services if billed on combined invoices from third party providers under the payment terms of an invoice from DMC (the “Pass-Through Invoice”), setting forth Buyer’s proportionate share of the Pass-Through Costs and allocating to Buyer, Buyer’s proportionate share of any applicable rebate and other non-invoiced benefits received by DMC pursuant to an agreement with a third party in connection with the services set forth on Schedule F; provided, however (a) concurrent with the delivery of the Pass-Through Invoice, DMC shall include a calculation of such Pass-Through Costs and a calculation of Buyer’s share of any such rebate or other non-invoiced benefits and (b) at Buyer’s request, DMC shall provide (i) reasonable backup for such Pass-Through Cost, including any underlying third party invoice(s) and (ii) access to its books and records on an open book basis in connection with Buyer’s diligence of such Pass-Through Invoice. Such Pass-Through Invoice shall be calculated by DMC using its good faith, commercially reasonable efforts to reasonably allocate the Pass-Through Costs between DMC and Buyer based upon relative usage and shall provide payment terms consistent with DMC’s payment of such underlying services, including a payment date concurrent with DMC’s ordinary payment for the underlying services. In the event Buyer disagrees with the amounts set forth on an invoice, the Buyer may seek remedies under Section 9.11 (including via subsection (c) thereof initially); provided, however, the foregoing shall not permit Buyer to withhold payments due pursuant to this Section 3.3. To the extent mutually agreeable, DMC and Buyer may seek to have Buyer directly invoiced for its portion of the goods and services provided under Schedule F by the third party provider, and in such case, Buyer shall directly remit payment to the third party pursuant to the payment terms thereof.

ARTICLE IV

CONDITIONS / DMC AND BUYER RESPONSIBILITIES

4.1 Conditions to DMC Obligations. The Transition Services that DMC shall provide to Buyer hereunder shall be limited exclusively to those services described on Schedule B, except as otherwise agreed by the parties in writing. Furthermore, DMC’s obligation to provide the Transition Services shall be expressly contingent upon Buyer’s satisfaction of the Buyer Responsibilities described in this Article IV.

4.2 DMC Responsibilities. DMC shall retain responsibility for the provision of the Transition Services including, without limitation, the following (collectively, the “DMC Responsibilities”):

(i) compensation and benefits, to the extent applicable, provided to the DMC employees, subcontractors and consultants who perform the Transition Services;

(ii) satisfaction or discharge of any and all liabilities related to DMC’s employees, contractors and consultants who perform the Transition Services;

(iii) taking appropriate action to recover from non-compliant third parties and passing on such recovery to Buyer to the extent Buyer has incurred actual losses caused by the non-compliance of such third party; and

(iv) the provision, in a timely manner, of all facilities, personnel and all other resources set forth in Schedule B which are necessary for the provision of the Transition Services.

4.3 Buyer Responsibilities. Buyer shall retain responsibility for all services that are not otherwise provided pursuant to this Agreement including, without limitation, the following (collectively, the “Buyer Responsibilities”):

(i) all of the items set forth in Schedule H;

(ii) corporate services including, but not limited to, legal, tax, treasury, Securities Exchange Commission reporting, government relations, human resources and risk management services and corporate information technology specifically pertaining to the Business and/or Buyer’s employees (including, without limitation, WAN connectivity to factories, cell phone, teleconferencing, etc. for Buyer’s employees, and software maintenance fees for factory specific systems);

(iii) providing timely payment of all fees and costs as required by this Agreement or as mutually agreed to by the parties;

(iv) delivering to DMC, in a timely manner, all reports, data, approvals, consents and other information necessary for DMC to provide the Transition Services;

(v) performance and compliance, in a timely manner, by all Buyer employees, subcontractors and representatives of their respective responsibilities that impact the performance by DMC of the Transition Services, including, without limitation, those items set forth on Schedule H; and

(vi) providing DMC notice immediately following any modification to any contracts related to the Business which were transferred to Buyer pursuant to the Purchase Agreement that would impact the provision of Transition Services.

ARTICLE V

SERVICE LEVELS

5.1 Service Levels.

(a) Notwithstanding any other provision of this Agreement, DMC shall perform the Transition Services in a manner that is at least consistent in scope and quality with its performance of such services for itself prior to the Closing Date and in any event in accordance with the conditions as set forth on Schedule G-1 attached hereto (the “Service Levels”); provided that DMC makes no representation or commitment with respect to any Service Level to be delivered in relation to product delivery and fill rate. Buyer hereby acknowledges that the DMC financial closing calendar will be the basis for all financial reporting provided to the Buyer during the Transition Period.

(b) Notwithstanding any other provision of this Agreement, Buyer shall perform the Buyer Reciprocal Services in a manner that is at least consistent in scope and quality with the performance of such services by DMC prior to the Closing Date (the “Buyer Service Level”).

5.2 Excused Performance.

(a) DMC will be relieved from meeting the Service Levels in the event of any of the following:

(i) Buyer’s breach of the Agreement (or the Purchase Agreement or any other Transaction Documents).

(ii) Service or resource reductions, or product or service architecture changes or specifications or instructions, requested or approved by Buyer and agreed to by the parties or any act or omission attributable or controllable by Buyer (including, without limitation, allocation cuts and new product introductions).

(iii) Buyer’s failure to satisfy any of the Buyer Responsibilities.

(iv) Any act or omission not attributable to or controllable by DMC (including, without limitation, any material forecast inaccuracies and adjustments to inventory levels which are contrary to DMC’s reasonable recommendations).

(v) As otherwise provided in this Agreement, including a Force Majeure Event and specifically including importation holds placed on incoming containers by Homeland Security or other governmental authorities.

(vi) The failure of Buyer to provide the services of any Buyer Transition Provider or to identify an alternative Buyer Transition Provider upon termination of a Buyer Transition Provider upon the circumstances described in Section 2.3.

(b) Buyer will be relieved from meeting the Buyer Service Levels in the event of any of the following:

(i) DMC’s breach of the Agreement (or the Purchase Agreement or any other Transaction Documents).

(ii) Any act or omission not attributable to or controllable by Buyer.

(iii) As otherwise provided in this Agreement, including a Force Majeure Event and specifically including importation holds placed on incoming containers by Homeland Security or other governmental authorities.

5.3 Failure to Perform.

(a) In the event Buyer brings to the attention of DMC any failure by DMC or a Transition Provider or a Buyer Transition Provider to meet, in whole or in part, a Service Level, the Transition Services Representative of DMC shall promptly (i) investigate and notify Buyer of the cause of the problem, (ii) use commercially reasonable efforts to attempt to correct the problem and to resume meeting the Service Levels and (iii) advise Buyer of the status of the remedial efforts being undertaken with respect to such problems. To the extent such failure is not remedied within a reasonable time after the occurrence of the failure, Buyer may give DMC notice in writing (the “Notice”) that a dispute has arisen. By noon (local time) of the sixth (6th) Business Day after the date of the Notice, such dispute shall be referred to the Vice President Finance and Controller of DMC. If such dispute is not resolved by agreement, in writing, between the Parties, by noon (local time) of the sixth (6th) Business Day after the date of the Notice, such dispute shall be referred to the Chief Financial Officer of Buyer and the Executive Vice President, Treasurer and Chief Financial Officer of DMC for resolution. If such executive officers of both Parties are unable to resolve the dispute by noon (local time) of the sixth (6th) Business Day after the referral to them, either Party shall be free to pursue any claim in accordance with Section 9.11 of this Agreement. Such a resolution may include, without limitation, an appropriate adjustment to the fees payable under Article III hereof in connection with any failure of DMC to provide the Transition Services as set forth hereunder; provided, however, the foregoing shall not permit Buyer to withhold payments due pursuant to Article III.

(b) In the event DMC brings to the attention of Buyer any failure by Buyer or a Buyer Transition Provider to meet, in whole or in part, a Buyer Service Level, the Transition Services Representative of Buyer shall promptly (i) investigate and notify DMC of the cause of the problem, (ii) use commercially reasonable efforts to attempt to correct the problem and to resume meeting the Buyer Service Levels and (iii) advise DMC of the status of the remedial efforts being undertaken with respect to such problems. To the extent such failure is not remedied within a reasonable time after the occurrence of the failure, DMC may give Buyer notice in writing (the “DMC Notice”) that a dispute has arisen. By noon (local time) of the sixth (6th) Business Day after the date of the DMC Notice, such dispute shall be referred to the Vice President Finance and Controller of Buyer. If such dispute is not resolved by agreement, in writing, between the Parties, by noon (local time) of the sixth (6th) Business Day after the date of the Notice, such dispute shall be referred to the Chief Financial Officer of Buyer and the Executive Vice President, Treasurer and Chief Financial Officer of DMC for resolution. If such executive officers of both Parties are unable to resolve the dispute by noon (local time) of the sixth (6th) Business Day after the referral to them, either Party shall be free to pursue any claim in accordance with Section 9.11 of this Agreement. Such a resolution may include, without limitation, an appropriate adjustment to the fees payable under Article III hereof in connection with any failure of Buyer to provide the Buyer Transition Services as set forth hereunder.

ARTICLE VI

TERM AND TERMINATION

6.1 Term. The term of this Agreement shall begin on the Closing Date. Transition Services shall be provided by DMC hereunder until the last day of the Transition Period, unless otherwise provided herein.

6.2 Termination by Buyer.

(a) Buyer may terminate this Agreement, or any specific Transition Service or category of Transition Services, for any reason, upon six (6) months prior written notice of such termination to DMC. Upon termination under this Section 6.2(a) of any particular element of the Transition Services, all remaining obligations with regard to the other elements of the Transition Services under this Agreement shall continue; provided, however, when Buyer requests DMC to terminate a particular Transition Service, DMC shall identify for Buyer in writing any other Transition Services that will be terminated because they are not capable of being segregated from the Transition Services being terminated and can no longer be practically provided after the termination in question. If there are such other Transition Services that must also be terminated, DMC shall not proceed with the requested termination without further approval from Buyer.

(b) Buyer may terminate this Agreement upon written notice of such termination to DMC, in the event of a material breach by DMC of this Agreement or the Purchase Agreement; provided however, such termination shall become effective thirty (30) days from the date such notice of termination is given unless, within said thirty (30) day period, such material breach has been cured.

6.3 Termination by DMC. DMC may terminate this Agreement upon written notice of such termination to Buyer in the event of a material breach of this Agreement or the Purchase Agreement by Buyer; provided however, such termination shall become effective thirty (30) days from the date such notice of termination is given unless, within said thirty (30) day period such material breach has been cured.

6.4 No Revival. Notwithstanding any of the foregoing, any action of DMC or Buyer, including the performance of any of the Transition Services by DMC or the payment of invoices by Buyer, after notice of termination is given hereunder, shall not operate as a renewal or revival of this Agreement or as a waiver of such termination.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification By Buyer. Buyer agrees to hold harmless and indemnify DMC and its directors, officers, employees, agents and permitted assignees (hereinafter collectively referred to as “DMC Indemnitees”) from and against any and all liabilities, losses and expenses (including, but not limited to, reasonable attorneys’ fees) incurred in connection with claims, demands, lawsuits, judgments, penalties or actions, which (a) relate directly to Buyer’s grossly negligent breach of any of its covenants or obligations under this Agreement, including without limitation, the provision of, or the failure to perform, the Buyer Reciprocal Services or (b) is otherwise directly related to Buyer’s gross negligence or willful misconduct, except to the extent that DMC is directly responsible therefor. Buyer shall indemnify and hold harmless DMC for any claims in the nature of personal injury, occupational health and similar matters brought by any employee, visitor, invitee or similar person of Buyer for any incident which occurs on the premises for which space is being made available by DMC to Buyer or any of its designees pursuant to this Agreement.

7.2 Indemnification By DMC. DMC agrees to hold harmless and indemnify Buyer and its directors, officers, employees, agents and permitted assignees (hereinafter collectively referred to as “Buyer Indemnitees”) from and against any and all liabilities, losses and expenses (including, but not limited to, reasonable attorneys’ fees) incurred in connection with claims, demands, lawsuits, judgments, penalties or actions, which (a) relate directly to DMC’s grossly negligent breach of any of its covenants or obligations under this Agreement, including without limitation, the provision of, or the failure to perform, the Transition Services under Article II hereof or (b) is otherwise directly related to DMC’s gross negligence or willful misconduct, except to the extent that Buyer is directly responsible therefor.

7.3 Procedure for Indemnity.

(a) Notice of Claims. If a claim (a “Claim”) is to be made by a Party entitled to indemnification hereunder against the indemnifying Party, the Party claiming such indemnification shall, give written notice (a “Claim Notice”) to the indemnifying Party as soon as practicable after the Party entitled to indemnification becomes aware of any fact, condition or event which may give rise to damages for which indemnification may be sought under this Article VII, provided however, that the failure of any indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying Party demonstrates that the defense of such claim is prejudiced by the indemnified Party’s delay or failure to give such notice.

(b) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed by a third party against any Party entitled to the benefit of indemnity hereunder with respect thereto, a Claim Notice thereof shall be given to the indemnifying Party as promptly as practicable (and, in any event, within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying Party demonstrates that the defense of such claim is prejudiced by the indemnified Party’s delay or failure to give such notice. After such notice, if the indemnifying Party shall acknowledge, in writing, to the indemnified Party that the indemnifying Party is obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying Party shall be entitled, if it elects to do so, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage legal counsel of its own choice, but, in any event, reasonably acceptable to the indemnified Party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying Party and the indemnified Party and the indemnified Party has been advised by counsel that there may be one or more legal defenses available to such indemnified Party that are different from or additional to those available to the indemnifying Party, in which event, the indemnified Party shall be entitled, at the indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing. The indemnifying Party shall not, without the written consent of the indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, (i) settle or compromise any Claim or consent to the entry of any judgment which does not include an unconditional written release, by the claimant or plaintiff, of the indemnified Party, from all liability in respect of such Claim or (ii) settle or compromise any Claim if the settlement imposes equitable remedies or material obligations on the indemnified Party other than financial obligations for which such indemnified Party will be indemnified hereunder. No Claim which is being defended in good faith by the indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the indemnified Party without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) If the indemnifying Party fails to respond with respect to such lawsuit or action within thirty (30) calendar days after receipt of the Claim Notice, the indemnified Party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying Party) have the right to undertake, at the indemnifying Party’s cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying Party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the indemnified Party settles or compromises such lawsuit or action without the prior written consent of the indemnifying Party, the indemnifying Party will bear no liability hereunder for or with respect to such lawsuit or action, unless the indemnifying Party unreasonably withheld consent. In the event either Party assumes the defense of a particular lawsuit or action in the manner contemplated above, the Party assuming such defense will keep the other Party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Article VII and for any final judgment (subject to any right of appeal), and the indemnifying Party agrees to indemnify and hold harmless the indemnified Party from and against any damages for which indemnification may be sought under this Article VII by reason of such settlement or judgment.

7.4 Limitation on Indemnity.

(a) To the extent that any claim, action, demand or lawsuit that is subject to indemnification under this Agreement is covered by insurance, the amount of any indemnity payment shall be net of the Net Proceeds of any insurance policy paid to the indemnified Party with respect to such claim, action, demand or lawsuit. For purposes of this Section 7.4, “Net Proceeds” shall mean the insurance proceeds actually received, less any expenses of recovery, deductibles, and/or co-payments. If any amounts are reimbursed under insurance coverage, (i) concurrently with indemnification under this Article VII, the indemnified amount shall be offset by an amount equal to the Net Proceeds received under insurance coverage or (ii) subsequent to indemnification under this Article VII, the indemnified Party shall reimburse the indemnifying Party in an amount equal to the Net Proceeds subsequently received under insurance coverage.

(b) An indemnified Party shall take commercially reasonable steps to mitigate any claim, action, demand or lawsuit upon becoming actually aware of any event which will give rise to an indemnification claim. Amounts due to any indemnified Party pursuant to this Article VII shall be determined after taking into account any indemnity, contribution or other similar payment actually received by the indemnified Party from any third party with respect thereto.

(c) The maximum aggregate liability obligation of DMC to the Buyer Indemnitees (including liabilities of DMC for costs, expenses and attorneys’ fees paid or incurred in connection therewith or in connection with the curing of any and all breaches of DMC’s covenants and agreements) collectively pursuant to Section 7.2 shall not exceed an amount equal to the total fees accrued for Transition Services pursuant to this Agreement during the Transition

Period. The maximum aggregate liability obligation of Buyer to the DMC Indemnitees (including liabilities of Buyer for costs, expenses and attorneys’ fees paid or incurred in connection therewith or in connection with the curing of any and all breaches of Buyer’s covenants and agreements) collectively pursuant to Section 7.1 in respect of Buyer Reciprocal Services shall not exceed an amount equal to the total fees accrued for Buyer Reciprocal Services pursuant to this Agreement during the Transition Period. The indemnification provided in this Article VII shall be the sole and exclusive remedy for any claims covered by Sections 7.1 and 7.2 hereof. Notwithstanding the foregoing, nothing herein shall prevent any of the Parties from bringing (i) an equitable action to enforce a covenant or obligation or (ii) an action based upon allegations of fraud with respect to the other Party in connection with this Agreement.

7.5 Disclaimer of Consequential Damages. Neither Party shall be liable to the other under this Agreement for any indirect, special, or consequential damages or lost profits hereunder. In addition, in no event shall either party be liable for any punitive or exemplary damages of any kind. For purposes of clarity only, and without limiting the generality of the foregoing, the indemnifying Party shall be responsible for direct damages, including without limitation, reasonable attorneys’ fees.

7.6 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER DMC, WITH RESPECT TO THE TRANSITION SERVICES, NOR BUYER, WITH RESPECT TO THE BUYER RECIPROCAL SERVICES, MAKES ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED, STATUTORY, OR BY OPERATION OF LAW OR OTHERWISE, AND EACH EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ORIGINALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT AND SUITABILITY OF THE SERVICES.

ARTICLE VIII

CONFIDENTIALITY

8.1 Confidentiality.

(a) DMC acknowledges that it shall receive or have access to Buyer Confidential Information in the course of performing its obligations under this Agreement, and further acknowledges that such Buyer Confidential Information is proprietary and valuable to Buyer. DMC hereby agrees: (i) to observe the same level of confidentiality as it uses for its own confidential information with respect to such Buyer Confidential Information (or any portion thereof); (ii) not to disclose, or permit any third party or entity access to, such Buyer Confidential Information (or any portion thereof) without prior written permission of Buyer, except as required by law, regulation, or legal process; (iii) not to utilize, except as necessary in the provision of the Transition Services, such Buyer Confidential Information (or any portion thereof); and (iv) to ensure that all of its employees who receive access to such Buyer Confidential Information are advised of the confidential and proprietary nature thereof and are prohibited from copying, utilizing or disclosing such Buyer Confidential Information, except as permitted or required under this Agreement.

(b) Buyer acknowledges that it shall receive or have access to DMC Confidential Information in the course of performing its obligations under this Agreement, and further acknowledges that such DMC Confidential Information is proprietary and valuable to DMC. Buyer hereby agrees: (i) to observe the same level of confidentiality as it uses for its own confidential information with respect to such DMC Confidential Information (or any portion thereof); (ii) not to disclose, or permit any third party or entity access to, such DMC Confidential Information (or any portion thereof) without prior written permission of DMC, except as required by law, regulation, or legal process; (iii) not to utilize, except as permitted or required under this Agreement, such DMC Confidential Information (or any portion thereof); and (iv) to ensure that all of its employees who receive access to such DMC Confidential Information are advised of the confidential and proprietary nature thereof and are prohibited from copying, utilizing or disclosing such DMC Confidential Information, except as permitted or required under this Agreement.

8.2 No Less Restrictive Standards. Without limiting the foregoing, DMC agrees to employ, with regard to Buyer Confidential Information, and Buyer agrees to employ, with regard to DMC Confidential Information, procedures that are no less restrictive than the procedures used by it to protect its own confidential and proprietary information of similar sensitivity (and that, in no event, are less restrictive than reasonable procedures).

8.3 Judicial or Governmental Order. If DMC is requested to disclose any Buyer Confidential Information, or if Buyer is requested to disclose any DMC Confidential Information, pursuant to any judicial or governmental order, the Party requested to disclose such confidential information shall use commercially reasonable efforts to first give the Party whose confidential information is requested written notice of the request and sufficient opportunity to contest the order.

8.4 Survival of Confidentiality. The Parties’ obligations under this Article VIII shall survive any expiration or termination of this Agreement for a period of three (3) years.

8.5 Confidentiality of Pre-Closing Information. Notwithstanding anything to the contrary herein, the Parties’ obligations with respect to any Confidential Information (as such term is defined in the Purchase Agreement) that either Party receives prior to the Closing Date shall be governed by the terms of Section 5.3(b) of the Purchase Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Assignment. Neither Party may assign any right or obligation under this Agreement, unless (i) it has obtained the other Party’s prior written consent to the assignment, or (ii) the assignment is to an Affiliate of such Party. This Agreement is binding on and inures to the benefit of the Parties and their permitted successors and assigns.

9.2 Notices. Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the Parties hereto shall be in writing and shall be deemed to have been given, served or delivered (a) when personally delivered, (b) on the Business Day of confirmed receipt by the recipient after delivery via overnight courier service guaranteeing next-Business Day delivery, or (c) on the date of facsimile transmission if transmitted prior to 5:00

p.m. local time of the recipient on a Business Day (provided that confirmation of receipt of such telecopy transmission is confirmed by the recipient on such date), addressed as follows:

If to DMC, addressed to:

Del Monte Corporation

One Maritime Plaza

San Francisco, CA 94111

Attention: General Counsel

Telephone: 415.247.3567

Facsimile: 415.247.3263

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Marni Lerner

Telephone: 212.455.3443

Facsimile: 212. 455.2502

If to Parent or Buyer, addressed to:

Del Monte Foods, Inc.

Del Monte Pacific Limited

17 Bukit Pasoh Road

Singapore 089831

Republic of Singapore

Attention:   Managing Director and Chief Executive Officer

Telephone: +632 856 2888

Facsimile:   +65 6221 9477

With copy to: Chief Legal Counsel

Facsimile:   +632 856 2628

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10022

Attn: Jay A. Neveloff

          Peter G. Smith

Telephone: (212) 715-9100

Facsimile: (212) 715-8000

or to such other place and with such other copies as a Party may designate as to itself by written notice to the others.

9.3 Governing Law. This Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

9.4 Entire Agreement. This Agreement, including the Schedules hereto, and the other agreements and written understandings referred to herein or otherwise entered into by the Parties hereto on the date hereof (including without limitation, the Purchase Agreement), constitutes the entire agreement and understanding of the Parties and supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party hereto or by any director, officer, employee, agent, Affiliate or Representative of any Party hereto.

9.5 Amendment or Modification. This Agreement may not be amended except in an instrument, in writing, signed on behalf of each of the Parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party or Parties to be bound thereby.

9.6 Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein, within the time required, shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not any such right arising as a result of any other transactions or circumstances.

9.7 Cumulative Remedies. All rights and remedies of any Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have, at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.8 Multiple Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9.10 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

9.11 Arbitration.

(a) It is understood and agreed between the Parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes, of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following:

(i) Any Party may send another Party written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Within fourteen (14) days after delivery of the Dispute Notice, the Parties involved in the dispute shall meet at a mutually agreed upon location in Wilmington, Delaware for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(ii) If such Parties fail to resolve the dispute, by written agreement, or agree on the Arbitrator within the later of fourteen (14) days after any such initial meeting, or within thirty (30) days from the delivery of the Dispute Notice, any such Party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Wilmington, Delaware for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS, the Parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each Party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS.

(iii) Within thirty (30) days of the selection of the Arbitrator, the Parties involved in the dispute shall meet in Wilmington, Delaware with such Arbitrator at a place and time designated by such Arbitrator after consultation with the Parties and present their respective positions on the dispute. Each Party shall have no longer than one (1) day to present its position, the entire proceedings before the Arbitrator shall be no more than three (3) consecutive days, and the decision of the

Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such Parties. The prevailing Party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such Party’s own legal fees and expenses in connection with such proceeding. The non-prevailing Party (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

(b) By signing this Agreement, the Parties hereto are giving up their respective rights to a jury trial.

(c) Notwithstanding anything to contrary herein, the Parties agree to generally use their commercially reasonable, good faith efforts to resolve any disagreement with respect to the operation of this Agreement or the provision of the Transition Services prior to seeking a claim or other relief under this Section 9.11.

9.12 Independent Contractor Relationship. For purposes of this Agreement, DMC shall be deemed an independent contractor of Buyer with respect to Transition Services, and Buyer shall be deemed an independent contractor of DMC with respect to Buyer Reciprocal Services. Nothing contained in or performed pursuant to this Agreement shall be construed as creating a partnership, agency or joint venture between DMC and Buyer and, except as may be otherwise expressly provided in this Agreement, neither Party shall not become bound by any representation, act or omission of the other Party.

9.13 Subcontracting. Subject to the terms herein, including without limitation, Section 5.1, DMC may reasonably use subcontractors, based upon the same standards DMC uses in hiring its own subcontractors, to perform general, non-Business specific Transition Service without the prior written consent of Buyer. Any subcontract made by DMC will incorporate by reference all the terms of this Agreement, and DMC indemnifies Buyer and its Affiliates from such subcontractor’s breach of any of the terms of this Agreement (including without limitation, Article VIII) or such subcontractor’s gross negligence or willful misconduct.

9.14 Force Majeure. The Parties hereto shall not be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to (i) acts of God, public enemy, civil war, weather, crop failure, or strikes, lockouts or labor disputes (outside of any DMC facility), or any other cause beyond the Parties’ reasonable control that makes performance impracticable or (ii) a work stoppage or strike at a DMC facility which lasts for more than one (1) week (each, a “Force Majeure Event”); provided, however, the foregoing does not effect Section 2.4. DMC and Buyer agree to notify each other promptly upon the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated.

9.15 No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnification, which are also for the benefit of the indemnified parties set forth therein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than DMC, Buyer and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

9.16 Guarantee. Parent hereby guarantees unconditionally the payment and performance of all Buyer obligations and agreements under this Agreement, including, without limitation, any obligation of Buyer with respect to any claim brought by DMC arising out of or related to this Agreement. Parent’s obligations are unconditional irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor and it shall not be necessary for DMC to institute or exhaust any remedies or causes of action against Seller or any other Person as a condition to the obligations of Parent hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Transition Services Agreement to be duly executed on its behalf, by an officer thereunto duly authorized, all as of the day and year first above written.

DEL MONTE CORPORATION

By:	/s/ Larry E. Bodner
	Name:	Larry E. Bodner
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

DEL MONTE FOODS, INC.

By:	/s/ Joselito D. Campos, Jr.
	Name:	Joselito D. Campos, Jr.
	Title:	President

Solely for purposes of Section 9.16:

DEL MONTE PACIFIC LIMITED

By:	/s/ Edgardo M. Cruz, Jr.
	Name:	Edgardo M. Cruz, Jr.
	Title:	Director

[Signature Page to Transition Services Agreement]